January 26, 2006



Mr. Kam Shah
Chief Executive and Financial Officer
Bontan Corporation Inc.
47 Avenue Road, Suite 200
Toronto, Ontario M5R 2G3


	Re:	Bontan Corporation Inc.
		Form 20-F for Fiscal Year Ended March 31, 2004
Filed August 30, 2004
Form 20-F/A for Fiscal Year Ended March 31, 2005
Filed November 29, 2005
      File No. 0-30314


Dear Mr. Shah:

      We have completed our review of your Forms 20-F and related filings and do not, at this time, have any further comments.



								Sincerely,



								Jill S. Davis
								Branch Chief

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Mr./Ms.
Company Name
Date, 2005
page 1




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